Exhibit 10.6

COMPENSATION POLICY

ZIM INTEGRATED SHIPPING SERVICES LTD.

Compensation Policy for Officers and Directors

(As Adopted by the Shareholders on December 22, 2020)

1.	Introduction

This document sets forth the Compensation Policy for Officers and Directors (this "Compensation Policy" or "Policy") of ZIM Integrated Shipping Services Ltd. ("ZIM" or the "Company"), in accordance with the requirements of the Companies Law of 1999 (the "Companies Law").

Compensation is a key component of ZIM's overall human capital strategy to attract, retain, reward, and motivate highly skilled individuals that will enhance ZIM's value and otherwise assist ZIM to reach its business and financial long-term goals. Accordingly, the structure of this Policy is established to tie the compensation of officers and directors to ZIM's goals and performance.

For purposes of this Policy, "Officers" shall have the meaning set forth to such term in Section 1 of the Companies Law, excluding, unless otherwise expressly indicated herein, ZIM's directors.

Each of the Officers may be engaged as an employee and/or as an independent service provider (including through a company controlled by him or her, against the issuance of a tax invoice to the Company), provided that if the Officer is engaged as an independent service provider the total amount paid to him or her (including, but not limited to, value added tax) shall not exceed the maximum amounts that would have been paid to such Officer had been engaged as an employees as specified in this Policy.

This Policy shall not apply to any subsidiaries of the Company except for an employee of a Company subsidiary who is also an Officer of the Company.

This policy is subject to applicable law and is not intended and should not be interpreted as limiting or derogating from provisions of applicable law to the extent not permitted by such law.

This Policy shall apply to compensation agreements and arrangements which will be approved after the date on which this Policy is adopted and shall serve as ZIM's Compensation Policy for five (5) years, commencing as of its adoption, unless amended earlier.

The Compensation Committee and the Board of Directors of ZIM (the "Compensation Committee" and the "Board", respectively) shall review and reassess this Policy from time to time, as required by the Companies Law.

Wherever reference is made to the required approvals in this Compensation Policy, such reference relates to the applicable law as of the date of approval of this Compensation Policy and in any case is subject to the provisions of sections 23 and 24 below.

Amounts determined in ILS were translated for convenience purposes to U.S. Dollar based on a rate of exchange of 1 U.S. Dollar equals to 3.3190ILS.

Changes of up to 5% from the maximal amounts set forth in this Compensation Policy shall not be regarded as a deviation from the provisions of this Compensation Policy.

2.	Objectives

ZIM's objectives and goals in setting this Policy are to attract, motivate and retain highly experienced leaders who will contribute to ZIM's success and enhance shareholder value, while demonstrating professionalism in a highly achievement-oriented culture that is based on merit and rewards excellent performance in the long term, and embedding ZIM's core values as part of a motivated behavior. To that end, this Policy is designed, among others:

2.1.	To closely align the interests of the Officers with those of ZIM's shareholders in order to enhance shareholder value;

2.2.	To align a significant portion of the Officers' compensation with ZIM's short and long-term goals and performance;

2.3.	To provide the Officers with a structured compensation package, including competitive salaries, performance-motivating cash and equity incentive programs and benefits, and to be able to present to each Officer an opportunity to advance in a growing organization;

2.4.	To strengthen the retention and the motivation of Officers in the long term;

2.5.	To provide appropriate awards in order to incentivize superior individual excellency and corporate performance; and

3.	Compensation Instruments

Compensation instruments under this Policy may include the following:

3.1.	Base salary;

3.2.	Benefits;

3.3.	Cash bonuses;

3.4.	Equity-based compensation;

3.5.	Change of control terms; and

3.6.	Retirement and termination terms.

For purposes of this Compensation Policy:

"Base Salary" shall mean gross salary, before contributions to social benefits; and

"Employment Cost" shall mean any payment for employment, including contributions to social benefits, car and expenses of the use thereof, bonuses and any other benefit or payment.

4.	Overall Compensation - Ratio Between Fixed and Variable Compensation

4.1.	This Policy aims to balance the mix of "Fixed Compensation" (comprised primarily of base salary and benefits) and "Variable Compensation" (comprised primarily of cash bonuses and equity-based compensation) in order to, among other things, appropriately incentivize Officers to meet ZIM's short and long-term goals while taking into consideration the Company's need to manage a variety of business risks.

4.2.	The value of the total variable compensation (i.e., annual bonus and equity based compensation) of each Officer shall not exceed 80% of the value of the total compensation package of such Officer on an annual basis as determined by the Compensation Committee or the Board.

5.	Intra-Company Compensation Ratio

5.1.	In the process of drafting and updating this Policy, the Compensation Committee and the Board have examined the ratio between Employment Cost associated with the engagement of the Officers and directors, and the average and median Employment Cost associated with the engagement of ZIM's other employees (including contractor employees as defined in the Companies Law) (the "Ratio").

5.2.	The possible ramifications of the Ratio on the daily working environment in ZIM were examined and will continue to be examined by ZIM from time to time in order to ensure that levels of executive compensation, as compared to the overall workforce will not have a negative impact on work relations in ZIM.

B. Base Salary and Benefits

6.	Base Salary

6.1.	A Base Salary provides stable compensation to Officers and allows ZIM to attract and retain competent executive talent and maintain a stable management team. The Base Salary varies among Officers, and is individually determined according to the educational background, prior vocational experience, qualifications, role at the company, business responsibilities and the past performance of each Officer.

6.2.

The monthly Base Salary shall not exceed the amounts specified below:

CEO: ILS 240,000 (approximately $72,311)

CFO: ILS 190,000 (approximately $57,246)

Officers other than the CEO and CFO: ILS 130,000 (approximately $39,168)

The Company may link the Base Salary of an Officer to the Israeli Consumer Price Index or to the exchange rate of any currency.

The exchange rate of US dollar to ILS shall be the representative rate of exchange determined by the Bank of Israel as of the date of approval of the compensation of the relevant Officer by the Board.

The maximum monthly Base Salary set forth in this section is based on the Officer's full-time position. With respect to an Officer employed by the Company on a part-time basis, the maximum Base Salary shall be reduced proportionately, with the Compensation Committee and the Board having the authority to determine the scope of the position of the Officer and change it from time to time.

The total annual cost of any Officer shall not exceed an amount equal to 150% of 12 times the gross monthly salary of the said Officer.

6.3.	The Compensation Committee and the Board may periodically consider and approve Base Salary adjustments for Officers. The main considerations for Base Salary adjustment are similar to those used in initially determining the Base Salary, but may also include change of role or responsibilities, recognition for professional achievements, regulatory or contractual requirements, budgetary constraints or market trends, or such other factors as determined by the Compensation Committee or the Board. The Compensation Committee and the Board shall also consider the previous and existing compensation arrangements of the Officer whose base salary is being considered for adjustment.

7.	Benefits

7.1.	The following benefits may be granted to the Officers in order, among other things, to comply with legal requirements:

7.1.1.	Vacation days in accordance with market practice, including redemption of vacation days;

7.1.2.	Sick leave in accordance with market practice;

7.1.3.	Convalescence pay according to applicable law;

7.1.4.	Monthly remuneration for a study fund, as allowed by applicable law and with reference to ZIM's practice and the practice in peer group companies (including contributions on bonus payments);

7.1.5.	ZIM may contribute on behalf of the Officer to an insurance policy, a pension fund or retirement fund, as allowed or required by applicable law and with reference to ZIM's policies and procedures and the practice in similar companies (including contributions on bonus payments); and

7.1.6.	ZIM shall contribute on behalf of the Officer towards work disability insurance and life insurance, as allowed or required by applicable law and with reference to ZIM's policies and procedures and the practice in similar companies (including contributions on bonus payments).

The above list is non-exclusive, and ZIM may grant its Officers other similar, comparable or customary benefits.

7.2.	ZIM may offer additional benefits to its Officers to the extent such benefits are reasonable or comparable to customary market practices, such as, but not limited to: company car, telecommunication and electronic devices, business related expenses, insurances and other benefits (such as newspaper subscriptions, academic and professional studies (including participation in those of children), periodic medical examinations, gifts on holidays and special occasions), etc., including tax gross-up for such benefits.

7.3.	ZIM may reimburse its Officers for reasonable work-related expenses incurred as part of their activities, including without limitations, meeting participation expenses, reimbursement of business travel, including a daily stipend when traveling and accommodation expenses. ZIM may provide advance payments to its Officers in connection with work-related expenses.

7.4.	Non-Israeli Officers may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which they are employed. Such benefits shall be determined based on the methods described in Section 6.2 of this Policy (with the necessary changes and adjustments).

7.5.	In events of relocation or repatriation of an Officer to another geography, such Officer may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which he or she is employed or additional payments to reflect adjustments in cost of living. Such benefits may include reimbursements, stipends or other payments for out-of-pocket one-time payments and other ongoing expenses, such as housing allowance, car allowance, home leave visit, tax equalization payments, travel expenses for family members and other similar costs.

C. Cash Bonuses

8.	Cash Bonuses - The Objective

8.1.	Compensation in the form of an annual or other periodic cash bonus is an important element in aligning the Officers' compensation with ZIM's objectives and business goals. Therefore, ZIM's compensation philosophy reflects a pay-for-performance element, in which bonus payout eligibility and levels are generally determined based on actual financial or operational results, as well as individual performance.

8.2.	A cash bonus may be awarded to an Officer upon the attainment of pre-set periodic objectives and individual targets determined by the Compensation Committee (and, if required by law, by the Board) at the beginning of each calendar or fiscal year or bonus period, or upon engagement, in case of newly-hired Officers, or upon establishment of a new bonus program, taking into account ZIM's short and long-term goals, as well as its compliance and risk management policies. The Compensation Committee and the Board shall also determine applicable minimum thresholds that must be met for entitlement to a cash bonus (all or any portion thereof) and the formula for calculating any such cash bonus payout. In special circumstances, as determined by the Compensation Committee and the Board (e.g., regulatory changes, significant changes in ZIM's business environment, a significant organizational change, a significant merger and acquisition events, or other similar events etc.), the Compensation Committee and the Board may modify the objectives and/or their relative weights and the amount of bonus payouts (up to their entirety) during the applicable bonus period.

8.3.	In the event the employment of an Officer is terminated prior to the end of a bonus period, the Company may (but shall not be obligated to) pay such Officer a full cash bonus for the applicable period (based on achievement of bonus targets during such period) or a prorated one, or no bonus.

8.4.	The actual cash bonus with respect to a bonus period to be awarded to Officers shall be recommended by the CEO and approved by the Compensation Committee and the Board.

9.	Annual Cash Bonuses - The Formula

Officers other than the CEO

9.1.	The annual cash bonus opportunity of ZIM's Officers, other than the chief executive officer (the "CEO"), will generally be based on performance objectives and a discretionary evaluation of the Officer's overall performance by the CEO and subject to minimum thresholds. The performance objectives will be determined by ZIM's CEO and approved by the Compensation Committee and the Board on or about the commencement of each calendar year (or upon engagement, in case of newly hired Officers or in special circumstances as determined by the Compensation Committee and the Board) on the basis of, but not limited to, Company, division and individual objectives. The performance objectives and the weight to be assigned to each achievement in the overall evaluation, will be based on overall Company performance measures, which may be based on actual financial and operational results, such as (but not limited to) EBITDA, Adjusted EBITDA, EBIT, Adjusted EBIT, EBIT margin compared to the industry, net income, operating income and cash flow and may further include, divisional or personal objectives which may include operational objectives, such as (but not limited to) cost per carried TEU, income derived from engine growth, market share, initiation of new markets and operational efficiency, customer focused objectives, project milestones objectives and investment in human capital objectives, such as employee satisfaction, employee retention and employee training and leadership programs.

9.2.	In addition, a less significant portion of the annual cash bonus opportunity granted to an Officer, other than the CEO, and in any event not more than 30% of the annual cash bonus, may be based on a discretionary evaluation of the relevant Officer's overall performance by the Compensation Committee and the Board based on quantitative and qualitative criteria or such other criteria as determined by the Compensation Committee and the Board.

9.3.	The maximum annual cash bonus that an Officer, other than the CEO, will be entitled to receive for any given calendar year, will not exceed 11 monthly Base Salaries of such Officer.

CEO

9.4.	The annual cash bonus opportunity of ZIM's CEO will be mainly based on performance measurable objectives and subject to minimum thresholds as provided in Section 8.2 above. Such performance measurable objectives will be determined annually by the Compensation Committee and the Board on or about the commencement of each calendar year (or upon engagement, in case of newly hired CEO or in special circumstances as determined by Compensation Committee the Board). The performance measurable objectives (which include the objectives and the weight to be assigned to each achievement in the overall evaluation, will be based on overall Company performance measures, which may be based on, Company and personal objectives. Company objectives may include actual financial and operational results, such as (but not limited to) EBITDA, Adjusted EBITDA, EBIT, Adjusted EBIT, EBIT margin compared to the industry, net income, operating income, cash flow or Company's annual operating plan and long-term plan.

9.5.	In addition, a less significant portion of the annual cash bonus opportunity granted to ZIM's CEO, and in any event not more than 25% of the annual cash bonus, may be based on a discretionary evaluation of the CEO's overall performance by the Compensation Committee and the Board based on quantitative and qualitative criteria or such other criteria as determined by the Compensation Committee and the Board.

9.6.	The maximum annual cash bonus that the CEO will be entitled to receive for any given calendar year, will not exceed 18 monthly Base Salaries of the CEO.

10.	Other Bonuses

10.1.	Special Bonus. ZIM may grant its Officers a special bonus as an award for special achievements (such as in connection with mergers and acquisitions, offerings, achieving target budget or business plan under exceptional circumstances or special recognition in case of retirement) or as a retention award at the Compensation Committee's and Board's discretion), subject to any additional approval as may be required by the Companies Law (the "Special Bonus"). The Special Bonus will not exceed 5 monthly Base Salaries of such Officer.

10.2.	Signing Bonus. ZIM may grant a newly recruited Officer a signing bonus, at the Compensation Committee's and Board's discretion, subject to any additional approval as may be required by the Companies Law (the "Signing Bonus"). The Signing Bonus will not exceed 12 monthly Base Salaries of such Officer.

10.3.	Relocation/ Repatriation Bonus. ZIM may grant its Officers a special bonus in the event of relocation or repatriation of an Officer to another geography (the "Relocation Bonus"). The Relocation bonus will include customary benefits associated with such relocation and its monetary value will not exceed 6 monthly Base Salaries of such Officer.

11.	Compensation Recovery ("Clawback")

11.1.	In the event of an accounting restatement, ZIM shall be entitled to recover from its Officers the bonus compensation or performance-based equity compensation in the amount in which such compensation exceeded what would have been paid under the financial statements, as restated, provided that a claim is made by ZIM prior to the second anniversary of fiscal year end of the restated financial statements.

11.2.	Notwithstanding the aforesaid, the compensation recovery will not be triggered in the following events:

11.2.1.	The financial restatement is required due to changes in the applicable financial reporting standards; or

11.2.2.	The Compensation Committee and Board have determined that Clawback proceedings in the specific case would be impossible, impractical or not commercially or legally efficient.

11.3.	Nothing in this Section 11 derogates from any other "Clawback" or similar provisions regarding disgorging of profits imposed on Officers by virtue of applicable laws.

D. Equity Based Compensation

12.	The Objective

12.1.	The equity-based compensation for Officers is designed to enhance the alignment between the Officers' interests with the long-term interests of ZIM and its shareholders, and to strengthen the retention and the motivation of Officers in the long term. As equity-based awards are structured to vest over several years, their incentive value to recipients is aligned with longer-term strategic plans.

12.2.	The equity-based compensation offered by ZIM is intended to be in a form of share options and/or other equity-based awards, such as restricted stock unit awards or restricted shares award, in accordance with the Company's equity incentive plan in place as may be updated from time to time.

12.3.	All equity-based incentives granted to Officers shall be subject to vesting periods in order to promote long-term retention of the awarded Officers. Unless determined otherwise in a specific award agreement approved by the Compensation Committee and the Board (and in the case of the CEO – also by the Company's general meeting of shareholders), grants to Officers, other than non-employee directors, shall vest gradually over a period of between one (1) to four (4) years. The Compensation Committee and Board shall have the discretion to shorten the vesting period under special circumstances (such as a grant that was delayed not as a result of the Officer's actions) provided that the vesting period shall not be less than one (1) year.

12.4.

The exercise price of options shall be determined in accordance with ZIM's policies, and in any event will not be less than the average closing price per a share of the Company on the stock exchange in which the Company's shares are principally traded over the thirty (30) day calendar period the Board’s decision (or shareholders' decision to the extent required by law) on the grant of the relevant option (excluding with respect to awards granted subject to the Company's initial public offering in which case the exercise price may be the price of the Company's share as determined in the pricing in the initial public offering). Unless otherwise determined by the Company (subject to the approvals of the Compensation Committee and the Board, and with respect to the Company's CEO- also the Company's general meeting of shareholders), and subject to the provisions of any applicable law, the exercise price of restricted shares and restricted share units (RSUs) is zero.

Awards may also be exercised by a method of "Cashless" exercise.

12.5.	Subject to any applicable law, ZIM may determine, at the discretion of the Compensation Committee and the Board (and with respect to the Company's CEO - also the Company's general meeting of shareholders), the tax regime under which equity-based compensation may be granted, including a tax regime which will maximize the benefit to the Officers.

12.6.	All other terms of the equity awards shall be in accordance with ZIM's equity incentive plans and other related practices and policies. Accordingly, the Compensation Committee and Board (and in the case of the CEO - also the Company's general meeting of shareholders) may extend the period of time for which an award is to remain exercisable and make provisions with respect to the acceleration of the vesting period of any Officer's awards, including, without limitation, in connection with a corporate transaction involving a change of control, and may otherwise modify or amend outstanding awards in accordance with ZIM's equity incentive plans and other related practices and policies, subject to any additional approval as may be required by the Companies Law.

13.	General Guidelines for the Grant of Awards

13.1.	The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the Officer, and such other criteria as determined by the Compensation Committee and the Board (and in the case of the CEO - also the Company's general meeting of shareholders).

13.2.	In determining the equity-based compensation granted to each Officer, the Compensation Committee and Board shall consider the factors specified in Section 13.1 above, and in any event the total annual fair market value of any equity-based compensation at the time of grant shall not exceed: (i) with respect to the CEO – 12 monthly Base Salaries of the CEO; and (ii) with respect to each of the other Officers - 9 monthly Base Salaries of the Officer.

13.3.	The fair market value of the equity-based compensation for the Officers shall be determined according to acceptable valuation practices at the time of grant by dividing the fair market value by the number vesting years.

13.4.	The Board considered the possibility of determining a ceiling for the exercise value of the equity-based compensation and decided, taking into account the purpose of the equity-based compensation, not to set such a ceiling in this Policy.

E. Retirement and Termination of Service Arrangements

14.	Advanced Notice Period

ZIM may (but is not obligated to, unless otherwise required by applicable law) provide an Officer, according to his/her seniority in the Company, his/her contribution to the Company's goals and achievements and the circumstances of retirement, a prior notice of termination (or equivalent value in cash and other severance benefits) of up to six (6) months during which the Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her equity-based compensation.

15.	Adjustment Period

ZIM may (but is not obligated to, unless otherwise required by applicable law) provide an additional adjustment period (or equivalent value in cash and other severance benefits) of up to twelve (12) months to the CEO, according to his/her seniority in the Company, his/her contribution to the Company's goals and achievements and the circumstances of retirement, during which the CEO may be entitled to all of the compensation elements, and to the continuation of vesting of the CEO's equity-based compensation.

16.	Additional Retirement and Termination Benefits

ZIM may provide additional retirement and terminations benefits and payments as may be required by applicable law (e.g., mandatory severance pay under Israeli labor laws), or which will be comparable to customary market practices as well as increased severance pay to the CEO of up to two times the applicable amounts.

F. Exculpation, Indemnification and Insurance

18.	Exculpation

ZIM may exculpate its directors and Officers in advance for all or any liability (including expense) imposed on them in connection with a breach of the duty of care vis-a-vis ZIM, to the fullest extent permitted by applicable law.

19.	Insurance and Indemnification

19.1.	ZIM may indemnify its directors and Officers to the fullest extent permitted by applicable law, for any liability (including expense) that may be imposed on the director or the Officer, as provided in the indemnity agreement between such individuals and ZIM.

19.2.	ZIM may provide its directors and Officers with directors' and officers' liability insurance (the "Standard Policies") and coverage for directors and Officers for non-indemnifiable losses (the "Side A Policies"), including as directors or officers of the Company's Subsidiaries, in Israel or overseas.

19.2.1.	The maximum coverage amount shall not exceed $200 million for each Standard Policy and $100 million for each Side A Policy.

19.2.2.	The purchase of each of the Standard Policies and the Side A Policies (including its extension or renewal) shall be approved by the Compensation Committee and the Board which shall determine that each of the Standard Policies and the Side A Policies reflect the current market conditions (at the time of purchase, extension or renewal, as the case may be), and it shall not materially affect the Company's profitability, assets or liabilities.

19.3.	Upon circumstances to be approved by the Compensation Committee and the Board, ZIM shall be entitled to purchase a "run off" Insurance Policy of up to seven (7) years, as follows:

19.3.1.	The coverage amount shall not exceed $200 million; and

19.3.2.	The purchase of the "run-off" Insurance Policy (including its extension or renewal) shall be approved by the Compensation Committee and the Board which shall determine that the "run-off" Insurance Policy reflects the current market conditions and that it shall not materially affect the Company's profitability, assets or liabilities.

19.4.	ZIM may extend its Standard Policy and/or Side A Policy in place to include coverage for liability pursuant to a future public offering of securities, or purchase new policies (either standard policies or side A policies) for that purpose. Such extension or purchase shall be approved by the Compensation Committee and the Board which shall determine that the extension reflects the current market conditions, and it does not materially affect the Company's profitability, assets or liabilities.

G. Arrangements upon Change of Control

20.	The following benefits may (but are not required to) be provided to the Officers following a "Change of Control" as shall be defined in the respective incentive plan or employment agreement:

20.1.	Up to 100% vesting acceleration of outstanding options or other equity-based awards;

20.2.	Extension of the exercising period of equity-based compensation for ZIM's Officers for a period of up to one (1) year in case of an Officer other than the CEO and two (2) years in case of the CEO, following the date of employment termination; and

H. Board of Directors' Compensation

21.	The following benefits may be provided to ZIM's Board members:

21.1.	All ZIM's Board members, excluding the chairperson of the Board, may be entitled to an annual cash fee retainer of up to $100,000 as well as payment per participation in meetings of the Board and its committees in a maximum amount of $2,000 per meeting, subject to value added tax to the extent applicable. The directors are also entitled to reimbursement for reasonable expenses incurred as part of their service as directors, including among other things, travel expenses, allowance for daily living expenses and air travel business expenses. The chairperson of ZIM's Board may be entitled to a monthly cash fee payment of up to ILS 200,000 (approximately $60,259).

21.2.	The compensation of the Company's external directors, if elected, shall be in accordance with the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time, including by way of comparative compensation within the meaning of such term under the aforesaid regulations.

21.3.	Notwithstanding the provisions of Sections 22.1 above, in special circumstances, such as in the case of a professional director, an expert director or a director who makes a unique contribution to the Company, such director's compensation may be different than the compensation of all other directors and may be greater than the maximal amount allowed under Section 22.1 and in no event more than 150% of such amount.

21.4.	It is hereby clarified that the compensation (and limitations) stated under Section H will not apply to directors who serve as Officers.

I. Miscellaneous

22.	Nothing in this Policy shall be deemed to grant any of ZIM's Officers or employees or any third party any right or privilege in connection with their employment by the Company. Such rights and privileges shall be governed by the respective personal employment agreements. The Board may determine that none or only part of the payments, benefits and perquisites detailed in this Policy shall be granted, and is authorized to cancel or suspend a compensation package or part of it.

23.	In the event that new regulations or law amendment in connection with Officers' and directors' compensation will be enacted following the adoption of this Policy, ZIM may follow such new regulations or law amendments, even if such new regulations are in contradiction to the compensation terms set forth herein.

24.	This Policy is subject to applicable law and is not intended, and should not be interpreted as limiting or derogating from, provisions of applicable law to the extent not permitted, nor should it be interpreted as limiting or derogating from the Company’s Articles of Association.

25.	This Policy shall be governed by the laws of the State of Israel, excluding its conflict of law rules, except with respect to matters that are subject to tax or labor laws in any specific jurisdiction, which shall be governed by the respective applicable law of such jurisdiction.

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